UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                 Commission File
                                  Number:0-2712

                          The Flamemaster Corporation
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             (Exact Name of Registrant as Specified in it's Charter)

         11120 Sherman Way, Sun Valley, California 91352 (818) 982-1650
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock .001 par value
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            (Title of each class of securities covered by this Form)

                                       N/A
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   (Titles of All Other Classes of Securities for Which a Duty to File Reports
                      Under Section 13(a) or 15(d) Remains)

  Please  place  an  X  in  the  box(es)  to  designate  the  appropriate   rule
provision(s) relied upon to terminate or suspend the duty to file reports:


             Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(i)  [ ]
             Rule 12g-4(a)(1)(ii) [X]      Rule 12h-3(b)(1)(ii) [X]
             Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)  [ ]
             Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii) [ ]
                                           Rule 15d-6           [ ]

    Approximate number of holders of record as of the certification or notice
  date:         118
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  Pursuant to the  requirements  of the  Securities  Exchange  Act of 1934,  The
Flamemaster Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 05/26/2005                      By: /s/ Joseph Mazin
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                                      Joseph Mazin,
                                      President and Chief Executive Officer